For Release: Monday, July 19, 2004

Contact: Douglas Stewart, President-CEO
         Debra Geuy, Chief Financial Officer


            PEOPLES-SIDNEY FINANCIAL CORPORATION ANNOUNCES QUARTERLY,
              YEAR END EARNINGS, DECLARES DIVIDEND AND SETS ANNUAL
                                  MEETING DATE


Sidney, Ohio, NASD-NMS "PSFC"

Peoples-Sidney financial Corporation, parent company of Peoples Federal Savings and Loan Association announced today its fourth quarter and fiscal year-end earnings.

Douglas Stewart, President-CEO reports the net income for the three months ended June 30, 2004 was $238,000 or $0.17 basic and diluted earnings per share. This compares to $216,000 or $0.16 basic and diluted earnings per share for the same period in 2003. The increase in the three-month net income was primarily due to an increase of $53,000 in net interest income offset by an increase of $31,000 in income tax.

The Corporation's net income for the fiscal year ended June 30, 2004 was $975,000 or $0.71 basic and diluted earnings per share, compared to $836,000 or $0.61 basic and diluted earnings per share the previous year, an increase of $139,000 or 17%. The increase in net income for the current fiscal year was primarily due to an increase in net interest income coupled with a decrease in noninterest expense. Net interest income increased $147,000 and noninterest expense decreased $75,000.

The increase in net interest income for the current quarter and fiscal year ended June 30, 2004 continues to be the result of the low interest rate environment which has provided a larger decrease in interest expense on deposits compared to the decline in interest income on loans.

           PEOPLES-SIDNEY FINANCIAL CORPORATION ANNOUNCES QUARTERLY,
              YEAR END EARNINGS, DECLARES DIVIDEND AND SETS ANNUAL
                                  MEETING DATE

For Release: Monday, July 19, 2004

Page 2


Assets of the Corporation were $135.8 million at June 30, 2004 with $17.4 million in shareholders' equity.

On July 15, 2004 the Board of Directors declared a dividend of $0.14 per share for shareholders of record on August 2, 2004. The payable date will be August 16, 2004.

Additionally, the Annual Meeting of the Corporation will be held on Friday, October 15, 2004 at 11:00 a.m. at the Sidney Holiday Inn. The record date for voting purposes will be August 31, 2004.

Peoples Federal operates from its main office at 101 E. Court Street and its branch offices at 2400 W. Michigan Street (inside Wal Mart), 405 S. Pike Street, Anna, Ohio, and 115 E. Pike Street, Jackson Center, Ohio.

     When used in this press release or other public or shareholder communications, in filings by the Corporation with the Securities and Exchange Commission and in oral statements made with the approval of an authorized executive office, the words or phrases "should result," "will likely result," "will enable," "are expected to," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Corporation's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Corporation's market area and competition, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Corporation wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Corporation wishes to advise readers that the factors listed could affect the Corporation's financial performance and could cause the Corporation's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

     The Corporation does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.